Exhibit 99.2

SONUS NETWORKS Q312 RESULTS

EARNINGS CONFERENCE CALL PREPARED REMARKS

PATTI LEAHY

Thank you and good morning everyone.  Welcome to Sonus Networks’ third quarter 2012 operating results conference call.  Thank you for joining us today.

As a reminder, a recording of this call will be available on our website at sonus.net.

Speakers on the call today are Ray Dolan, Chief Executive Officer, and Moe Castonguay, Chief Financial Officer.  Todd Abbott, Executive Vice President of Strategy and Go-to-Market is also here to address your questions at the end of our prepared remarks.

Please note for purposes of Safe Harbor provisions that during this call we will make projections and forward-looking statements regarding items such as future market opportunities and the company’s financial performance. Actual events or financial results may differ materially from these projections or forward-looking statements and are subject to various risks and uncertainties including, without limitation, any statements related to our acquisition of NET or their financial results and outlook, difficulties we may experience in expanding our customer base and in leveraging new market opportunities. A discussion of factors that may affect future results is contained in our filings with the SEC, which are available on our website. While we may elect to update or revise forward-looking statements at some point, we specifically disclaim any obligation to do so, unless required by law.

During our call we will be referring to certain GAAP and non-GAAP financial measures. A reconciliation of the non-GAAP to comparable GAAP financial measures is included in our press release issued today, as well as in the Investor Relations section of our website at sonus.net.

Please note we have provided a new supplementary schedule in the investor relations section of our website which includes financial and operational metrics for Sonus on a standalone basis going back to Q1 of ‘11 and for Sonus and NET beginning with Q3 of this year.  NET results reflect a partial period from August 25th, through September 28th.

It’s now my pleasure to introduce the Chief Executive Officer of Sonus, Ray Dolan.

RAY DOLAN

Sonus delivered solid third quarter results in an increasingly challenging macro environment.  I am particularly proud of our SBC performance which grew 78% year over year and 37% sequentially. These results exclude NET’s partial period contribution and they continue to be significantly ahead of the SBC industry growth rate.

Before Moe covers our results in more detail, I’d like to address two key themes with you:

First, I’ll address the outlook for our consolidated business; and, second, I’ll review some of our key accomplishments:

Turning to our outlook first:

The external environment has become more challenging than we anticipated, even as recently as our Analyst Day. A weak macroeconomic environment has caused our Service Provider customers to scrutinize their capex spend much more closely. Many Service Providers are now deferring the purchase of additional TDM assets while leveraging their existing gateway capacity, and focusing their resources on new revenue generating IP service infrastructures.

The fact that our third quarter is normally back end loaded due to the summer months prevented us from seeing these trends early enough to revise our guidance prior to our Analyst Day. The trends are now clear to us and embedded in our guidance for Q4, which implies approximately 30% year over year decline in our Media Gateway Product Revenue; we expect this trend could continue into next year.

Fortunately, our SBC growth engine is benefiting from favorable industry trends around SIP Trunking and Unified Communications. In fact, excluding NET, our SBC product revenue is expected to grow in excess of 65% year over year in 2012, or three times the industry’s rate of growth according to Infonetics.

Our revised annual outlook, which Moe will cover in more detail in a moment, includes Total SBC revenue expectations at the high end of the range previously provided and a decrease in our Media Gateway product revenue outlook.

As we navigate through this economic and market uncertainty, we will continue to adjust our operating expenses in order to meet our commitment of non-GAAP profitability in 2013.

This environment is without a doubt challenging. But make no mistake — this is a challenge we are prepared to win.  We are making excellent progress in transforming the mix of our business. And, frankly, the faster we get through the challenges associated with our Media Gateway product revenue, the faster we will reach our goal of being a consistently profitable growth company.

This brings me to my second theme — which is our recent key accomplishments.

A key operational milestone in Q3 was closing the acquisition of NET, a leading provider of SBC solutions for enterprise Microsoft Lync UC Deployments.

The SBC 1000 and SBC 2000 will be key contributors to our enterprise UC business, which is an important source of our future growth.  To highlight this point, we won 40 new customers in the quarter, 11 from Sonus standalone and 29 from NET. This count reflects NET’s partial quarter contribution.   NET closed a total of 83 new customers in the full calendar third quarter which is up 43% year over year.

All NET wins are enterprise customers and 3 of the Sonus wins are enterprise customers.  100% of these new customers were SBC-driven deals.

Sonus and NET recognized revenue from over 400 customers in the third quarter and we expect this to continue to expand in the coming quarters as our channel program ramps and we continue to benefit from NET’s enterprise UC business.

The NET acquisition also increased the competitiveness of our SBC product portfolio.  Sonus now has 4 of the 7 Microsoft Lync certified SBCs in the market. This is significant because Microsoft is one of the leaders in the Gartner Magic Quadrant for Unified Communications which is an important validation for customers in their vendor decisions.

Sonus has the broadest SBC product portfolio deployed in the market today, ranging from our SBC 1000 and 2000 for small offices and branch offices, our SBC 5100 for larger enterprises and smaller service providers and our SBC 5200 for the largest of enterprises and carriers.   Our SBC 9000 also continues to resonate with our large service provider customers.

The strength of our SBC offering is clearly reflected in our results.  This quarter, including NET for the partial period, 61% of our product revenue was SBC-

related and 45% of our total company revenue was SBC-related — clear evidence that we are making the pivot to being an SBC growth company.

In a nutshell, Sonus is increasingly competitive; we are taking market share and we are driving strong SBC results.  Recently, Sonus was recognized by Gartner as a Leader in the Magic Quadrant for SBCs, reflecting our clear SBC vision and execution strength. This is a significant milestone in our transformation and confirmation of the commitment we have made to being a leader in the SBC market.  I want to remind you that participation as a leader in the Magic Quadrant is important validation for customers in their vendor decisions.

To summarize, while our legacy business continues to face external pressures, Sonus has the right focus, the right team and the right strategy to overcome these challenges and continue on our growth trajectory. Our SBC growth engine is on track and is growing faster than the market. We believe we are well positioned to take advantage of the growth opportunities in front of us.

MOE CASTONGUAY

On our last call we committed to providing key statistics for both Sonus and NET, separately and combined for Q3 and Q4.  For your convenience, we have posted today’s prepared remarks and supplementary financial and operational data on the IR section of our website.

Our press release issued earlier today reflects Sonus operating results for our third quarter ending September 28, 2012 and NET’s operating results for the period August 25th through September 28th, 2012.

Before I go into the details of our financial results and outlook, I would like to point out that the numbers I am going to discuss are on a non-GAAP basis, with the exception of revenue. Non-GAAP financial results exclude stock-based compensation expense, amortization of intangible assets, acquisition-related costs, restructuring charges and depreciation resulting from the write up of NET assets under purchase accounting.

Total revenue for the quarter was $57 million; consisting of $49.9 million from Sonus and $7.1 million from NET. This total compared to $57.6 million in the second quarter of 2012 and $66.4 million in the third quarter of 2011.

Our total SBC revenue was stronger than expected in our third quarter. Third quarter total SBC revenue was $25.4 million, compared to $19.1 million in the second quarter and $13.9 million in the third quarter of 2011.

One customer contributed greater than 10% of our total combined revenue in the quarter and that was Level 3.

Our top five revenue customers represented 41% of revenue in the third quarter, down from 54% in the second quarter and down from 52% in the third quarter of 2011.

We reported revenue from 403 customers in the third quarter, consisting of 132 from Sonus only and 271 from NET.  This compares to 123 customers in the second quarter and 107 customers in the third quarter of 2011.

Looking at total revenue geographically, domestic revenue accounted for 76% versus 73% in the second quarter and 63% in the third quarter of 2011.

Total gross margin for the third quarter was 58.3%, consisting of 59.1% for Sonus and 51.8% for NET. The combined gross margin compared to 57.4% in the second quarter and 64.2% in Q3 of 2011.

Product gross margin for the third quarter was 66.3%, consisting of 69.9% for Sonus and 49.4% for NET. This compared to 66.3% in Q2 and 72.8% in Q3 of 2011.

Service gross margin for the third quarter was 46.4%, consisting of 45.6% for Sonus and 61.1% for NET. This compared to 45.7% in Q2 and 49.4% in Q3 of 2011.

Total operating expenses were $38.6 million, consisting of $36.2 million for Sonus and $2.4 million for NET. This compared to $41.7 million in the second quarter, and $39.2 million in Q3 of 2011.

Our Q3 operating expenses were slightly lower than our previous outlook reflecting lower compensation costs.

Headcount increased to 1,172 employees; which included 136 employees related to the NET acquisition.

Our loss for the quarter was $6.3 million or ($0.02 per share) vs. our outlook of a ($0.03) loss per share. This compared to a net loss of $8.6 million or ($0.03) in the second quarter and a profit of $4.1 million or $0.01 in Q3 of 2011.

We ended the quarter with total cash and investments of $303.3 million.

Our DSO for the quarter was 74 days, compared to 65 days in the second quarter and 60 days in Q3 of 2011. This reflects longer collection periods in the channel including NET.

Now I would like to provide our outlook for the fourth quarter ending December 31st, 2012.  Immediately after providing our Q4 Outlook, I will provide the summary full year outlook.

As Ray discussed, due to uncertainty around Service Provider spending, principally as it relates to our legacy Media Gateway revenue, we are revising our Q4 outlook.

Our total revenue outlook for Sonus and NET combined is $77 - $81 million, consisting of $67 - $71 million from Sonus and approximately $10 million from NET.

Our total SBC revenue outlook for Sonus and NET combined in the fourth quarter is $25 - $26 million, consisting of $21 - $22 million from Sonus and $4 million from NET.

Fourth quarter combined non-GAAP gross margin is expected to be 58%, consisting of 60% for Sonus and 45% for NET.

The Company continues to streamline operations and reduce operating costs as part of a corporate-wide restructuring plan.  In our fourth quarter we expect to take a restructuring charge of approximately $6 million, consisting of $5 million for facility consolidation charges related to the NET acquisition and $1 million of severance and other related expenses.

We expect combined non-GAAP operating expenses of $44 to $45 million, consisting of $38 to $39 million for Sonus and $6 million for NET.

In Q4 2012, we expect combined non-GAAP earnings of Break-even to a $0.01 profit.

Diluted share count for the fourth quarter should approximate 282 million.

We expect our Q4 closing cash and investments balance, to approximate $270 million. This reflects the redemption of an additional $8 plus million in NET debt that was not previously forecasted to be redeemed, as well as product shipments that are projected to be back-end loaded in our fourth quarter.

Our 2012 Full Year Outlook is as follows:

Consolidated revenue outlook has been reduced to $256 - $260 million, consisting of approximately $239 - $243 million from Sonus and $17 million from NET.

We expect total SBC revenue for Sonus and NET combined of $87 - $88 million, consisting of $81 - $82 million for Sonus and $6 million for NET.   As Ray stated earlier, our full year SBC revenue outlook is at the high end of the range of our previous outlook.

We expect total combined non-GAAP gross margin of approximately 60%.

Total combined non-GAAP operating expenses for the full year 2012 are expected to be approximately $170 to $171 million.

We expect a combined Non-GAAP loss per share of $0.06 - $0.07 for the full year.

For the full year, basic shares should approximate 280 million.

RAY DOLAN

In closing, we continue to improve our competitive positioning in the SBC market.  We remain very encouraged by the SBC demand we are experiencing and our ability to meet that demand.

We are responding pragmatically to this changing environment.  We will continue to focus on our growth opportunities, streamline our operations and reduce costs so that we drive to profitability next year.

Thank you.